Investor Relations/Media Contact: ICR, Inc. Brad Cohen (Investor Relations) bcohen@icrinc.com 212-217-6393 Liz Brady (Media) liz.brady@icrinc.com 203-682-8230

CAPITAL LEASE FUNDING CHANGES COMPANY NAME
TO CAPLEASE, INC.

NEW YORK--(BUSINESS WIRE)—July 31, 2007--Capital Lease Funding, Inc. (NYSE: LSE) announced today that its board of directors unanimously approved changing the company’s name to CapLease, Inc. The Company’s ticker symbol, LSE, will remain the same.

“The name CapLease is a better reflection of how we are known in the market and what we do,” said Paul McDowell, Chief Executive Officer. “CapLease is our well-known trade name and emphasizes our transition to primarily a commercial net lease property owner, from a net lease lender. We believe that CapLease is the right identity for our company as we continue to be a powerful partner for our customers and our stockholders.”

Founded in 1994, CapLease was engaged primarily in the origination and sale of net lease loans until its initial public offering (IPO) in March 2004. Since its IPO, CapLease has become a portfolio investor across the entire capital structure of net lease and other single tenant properties. The Company’s portfolio is comprised of approximately 78% owned real properties and 22% mortgage loans and other debt investments.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.